Exhibit 99.1

FOR IMMEDIATE RELEASE

Curis Reports Third Quarter 2003 Results

CAMBRIDGE, Mass., November 3, 2003 – Curis, Inc. (NASDAQ:CRIS), a therapeutic drug development company, today reported its financial results for the quarter ended September 30, 2003.

For the third quarter of 2003, the Company reported net income applicable to common stockholders under accounting principles generally accepted in the United States (GAAP) of $4,550,000 or $0.11 per diluted share, as compared to a net loss of $5,933,000 or ($0.18) per diluted share for the prior year period.

Revenues for the third quarter of 2003 were $9,309,000, as compared to $222,000 for the third quarter of 2002. The increase in revenues for the third quarter of 2003 was primarily due to $8,555,000 in previously deferred revenue recognized by the Company upon the termination of its product development and target research agreements with Micromet AG during the quarter. This revenue originated from consideration received from Micromet in July 2001, including $8,000,000 in cash and Micromet common stock valued at $686,000 by the Company.

Operating expenses for the third quarter of 2003 were $4,784,000, as compared to $4,959,000 for the third quarter of 2002. Operating expenses included research and development and general and administrative expenses for the third quarter of 2003 of $3,036,000 and $1,438,000, respectively, as compared to $2,884,000 and $1,461,000 for the third quarter of 2002.

In May 2003, the Company entered into an agreement with Elan Corporation to end the joint venture, Curis Newco, formed in July 2001 with affiliates of Elan. Accordingly, the Company did not record a loss relating to Curis Newco for the third quarter of 2003, as compared to a loss of $977,000 recorded for the third quarter of 2002.

For the nine-month period ended September 30, 2003, the Company reported revenue of $10,293,000 and a net loss applicable to common stockholders under GAAP of $4,959,000, or ($0.14) per share, versus revenue of $571,000 and a net loss of $95,109,000, or ($2.92) per share, for the nine-month period ended September 30, 2002.

As of September 30, 2003, Curis’ cash, cash equivalents and marketable securities were $45,790,000.

Christopher U. Missling, Ph.D., Curis’ Chief Financial Officer, stated, “We are very pleased to have completed a $10,900,000 private placement of common stock this quarter. At the same time, we continue to exercise strong fiscal restraint in the day-to-day operations of our research and development programs, as reflected in our operating expenses that have remained relatively flat this quarter when compared to the same period last year.”

Daniel Passeri, Curis’ President and Chief Executive Officer, said, “This has been another productive quarter for Curis. In addition to the very successful financing and our continued fiscal discipline, our therapeutic product development programs have also made considerable progress. During this quarter, we have had the first reports of therapeutic efficacy for our Hedgehog pathway activators (Hh agonists) in preclinical models of diabetic neuropathy and stroke. In addition, several important patents have been issued to us, including a patent that covers the Hh agonists under development for neurological disorders. The list of cancers for which we believe our Hedgehog pathway inhibitors (Hh antagonists) may have therapeutic utility increased significantly in number, including the lethal pancreatic cancer. Lastly, we were very pleased to have received Frost & Sullivan’s 2003 Genetic Technology Leadership Award.”

CURIS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

Revenues	$9,308,838	$222,351	$10,293,138	$570,676

Operating expenses:
Research and development	3,035,552	2,884,341	9,541,871	11,621,658
General and administrative	1,437,950	1,461,080	4,464,603	6,661,112
Stock-based compensation	291,241	553,851	1,210,435	1,679,246
Amortization of intangible assets	18,769	60,105	56,311	180,916
Impairment of property and equipment	—	—	—	5,336,785
Impairment of goodwill	—	—	—	64,098,345
Realignment expenses	—	—	—	3,490,000

Total operating expenses	4,783,512	4,959,377	15,273,220	93,068,062

Net income (loss) from operations	4,525,326	(4,737,026)	(4,980,082)	(92,497,386)

Equity in loss from joint venture	—	(977,160)	—	(3,217,066)

Other income (expense), net	24,590	(38,499)	292,402	1,148,129

Net income (loss)	4,549,916	(5,752,685)	(4,687,680)	(94,566,323)
Accretion on Series A convertible exchangeable preferred stock	—	(180,225)	(271,306)	(542,678)

Net income (loss) applicable to stockholders	$4,549,916	$(5,932,910)	$(4,958,986)	$(95,109,001)

Basic net income (loss) per common share	$0.12	$(0.18)	$(0.14)	$(2.92)

Weighted average common shares for basic net income (loss) computation	38,282,799	32,578,225	34,529,106	32,523,852

Diluted net income (loss) per common share[1]	$0.11	$(0.18)	$(0.14)	$(2.92)

Weighted average common shares for diluted net income (loss) computation	42,031,957	32,578,225	34,529,106	32,523,852

1 See “Computation of Diluted Earnings Per Share” table attached herewith.

CURIS, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	September 30, 2003	December 31, 2002

ASSETS

Cash, cash equivalents and marketable securities	$41,586,065	$36,573,276
Cash and cash equivalents – restricted	4,203,715	4,403,188
Accounts receivable and long-term receivables	9,472,849	5,109,406
Property and equipment, net	2,693,085	3,775,269
Intangible assets, net	9,177,961	9,234,273
Other assets	2,279,114	3,346,281

Total assets	$69,412,789	$62,441,693

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$4,797,543	$6,266,068
Debt and capital lease obligations, excluding convertible debt	4,534,804	5,529,471
Convertible debt	5,239,414	6,885,486
Deferred revenue	12,090,412	12,154,006
Total liabilities	26,662,173	30,835,031

Series A convertible exchangeable preferred stock	—	13,064,283

Total stockholders’ equity	42,750,616	18,542,379

Total liabilities and stockholders’ equity	$69,412,789	$62,441,693

CURIS, INC.

COMPUTATION OF DILUTED EARNINGS PER SHARE

(UNAUDITED)2

Three months ended September 30, 2003

Net income applicable to common stockholders, GAAP basis	$4,549,916
Adjustments to reconcile GAAP net income applicable to common stockholders to net income for use in diluted net income per common share calculation:

Interest expense on convertible notes	94,318

Net income applicable to common stockholders after assumed conversion of convertible notes and Series A convertible exchangeable preferred stock	$4,644,234

Net income per common share—diluted	$0.11

Weighted average common shares for diluted net income computation	42,031,957

2 This table only covers the Company’s operating results for the three months ended September 30, 2003 because the Company has incurred net losses applicable to common stockholders for all other periods presented.

About Curis, Inc.

Curis, Inc. is a therapeutic drug development company. The Company’s technology focus is on regulatory pathways that control repair and regeneration. Curis’ product development involves using proteins or small molecules to modulate these pathways. Curis has successfully used this technology and product development strategy to produce several promising drug product candidates in the fields of kidney disease, neurological disorders, cancer, and alopecia (hair loss). Curis is based in Cambridge, Massachusetts. For more information, please visit the Curis web site at www.CURIS.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Curis’ future operating results and its drug discovery and development programs. Such statements may contain the words “believes”, “expects”, “anticipates”, “plans”, “seeks”, “estimates” or similar expressions. These forward looking statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that may cause Curis’ actual results to be materially different from those indicated by such forward-looking statements. Actual results can be affected by a number of important factors including, among other things, adverse results in Curis’ and its strategic partners’ product development programs, difficulties or delays in obtaining or maintaining required regulatory approvals, Curis’ ability to obtain or maintain patent or other proprietary intellectual property protection, changes in or an inability to execute Curis’ realigned business strategy, Curis’ need for additional funding to conduct research and development of its product candidates, Curis’ ability to enter into and maintain important strategic partnerships and other risk factors identified in Curis’ most recent Annual Report on Form 10-K, Quarterly Report on 10-Q and any subsequent reports filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise. This press release also contains financial measures which are not prepared in accordance with GAAP and which should not be construed as superior to GAAP financial measures.

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Contacts

For Curis, Inc.

Christopher U. Missling, Ph.D.

Chief Financial Officer

(617) 503-6587

Marc F. Charette, Ph.D.

Vice President, Corporate Communications

(617) 503-6629